AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 2, 2015
REGISTRATION NO. 333-188137

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-1 ON FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST SECURITY GROUP, INC.
(Exact name of registrant as specified in its charter)

TENNESSEE	58-2461486
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

531 Broad Street
Chattanooga, Tennessee
(423) 266-2000
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

with a copy to:
Douglas L. Williams	Robert D. Klingler, Esq.
Chief Executive Officer	Bryan Cave LLP
3280 Peachtree Road NE, Suite 1600	One Atlantic Center, Fourteenth Floor
Atlanta, Georgia 30305	1201 West Peachtree Street, NW
(404) 995-6050	Atlanta, Georgia 30309-3488
(404) 572-6600
(Name and address of agent for service)
(Telephone number, including area code, of agent of service)

Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.  (Check one:)
Large accelerated filer  ☐          Accelerated filer  ☒          Non-accelerated filer  ☐          Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

On April 25, 2013, First Security Group, Inc., a Tennessee corporation (the “Company”) filed a Registration Statement on Form S-1 (the “Form S-1” and, as amended, the “Registration Statement”) (File No. 333-188137) with the Securities and Exchange Commission (the “SEC”), to register for resale an aggregate of 60,735,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). On April 18, 2014, the Company filed a Post-Effective Amendment No. 1 to Form S-1 on Form S-3 to convert the Form S-1 into a Registration Statement on Form S-3. On May 12, 2014, the Company filed a Post-Effective Amendment No. 2 to Form S-1 on Form S-3 to reduce the number of shares being registered from 60,735,000 to 22,551,481.

On March 25, 2015, the Company entered into an Agreement and Plan of Merger (as amended on June 8, 2015, the “Agreement”) with Atlantic Capital Bancshares, Inc., a Georgia corporation (“Atlantic Capital”). On October 31, 2015, pursuant to the terms of the Agreement, the Company was merged with and into Atlantic Capital (the “Merger”), with Atlantic Capital surviving the Merger.

In connection with the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement, the Company removes from registration, by means of this Post-Effective Amendment No. 3, any and all of the Company’s securities that were registered for issuance and that have not been sold by the holders of such securities through the Registration Statement as of the effective time of the Merger. The Company is filing this Post-Effective Amendment No. 3 to reflect the deregistration of such securities.

The foregoing description of the Merger, the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on March 27, 2015 and is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 2, 2015.

ATLANTIC CAPITAL BANCSHARES, INC.
(as successor to First Security Group, Inc.)

By:	/s/ Patrick T. Oakes
Name:	Patrick T. Oakes
Title:	Executive Vice President, Chief Financial Officer, Secretary and Treasurer

NOTE: Pursuant to and in reliance on Rule 478 of the Securities Act of 1933, no other person is required to sign this post-effective amendment to the Registration Statements.